Exhibit 19.1

Last Reviewed: December 31, 2024
Last Revised: December 31, 2024

INSIDER TRADING POLICY

JANUS INTERNATIONAL GROUP, INC.
PURPOSE

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Janus International Group, Inc. (collectively with its subsidiaries, the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. This Policy has been approved and adopted by the Company’s Board of Directors (the “Board”). The Board has approved and adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) transactions in securities of that company; or (ii) providing material nonpublic information to other persons who may engage in transactions on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety with respect to the Company or any of its directors, officers or employees.

PERSONS SUBJECT TO THE POLICY

This Policy applies to all directors, officers and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, restricted stock, restricted stock units, performance stock units, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. For the avoidance of doubt, gifts of any Company Securities are subject to this Policy.

INDIVIDUAL RESPONSIBILITY

The restrictions and procedures in this Policy are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each director, officer or employee in connection with any transaction in the Company Securities. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. A director, officer or employee may, from time to time, have to forego a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the individual believes he or she may suffer an economic loss or forego anticipated profit by waiting.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Financial Officer, General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. A person could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

STATEMENT OF POLICY

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Chief Financial Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

2.Recommend the purchase or sale of any Company Securities;

3.Disclose material nonpublic information to persons within the Company whose jobs do not reasonably require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.Assist anyone engaged in the above activities. In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a voting or investment decision (i.e., to buy, hold, sell or exercise securities). Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;

•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•A pending or proposed merger, acquisition or tender offer;

•A pending or proposed acquisition or disposition of a significant asset;

•A pending or proposed joint venture;

•A Company restructuring;

•Significant related party transactions;

•A change in dividend policy, the declaration of a stock split, an offering of additional securities, or other events regarding the Company’s Securities;

•Bank borrowings or other financing transactions out of the ordinary course;

•The establishment of a repurchase program for Company Securities;

•A change in the Company’s pricing or cost structure;

•Major marketing changes;

•A change in management;

•A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•Development of a significant new product, process, or service;

•The gain or loss of a significant customer or supplier;

•Significant events concerning the Company’s physical assets;

•Fund performance (i.e., significant fluctuations in any of the Company’s assets or investments, whether cash, securities, or another asset);

•Actions of regulatory agencies;

•Pending or threatened significant litigation, or the resolution of such litigation;

•Regulatory approvals or changes in regulations and any analysis of how they affect the Company;

•Impending bankruptcy or the existence of severe liquidity problems;

•The gain or loss of a significant customer or supplier;

•Significant cybersecurity incidents, or any other significant disruptions in the Company’s operations, or unauthorized access of the Company’s property or assets; and

•The imposition of a ban on trading in Company Securities or the securities of another company.

If you are unsure whether information is material, you should either consult the Chief Financial Officer or the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to engage in transactions in or recommend securities to which that information relates or assume that the information is material.

When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-

available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until after the close of trading on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they engage in transactions in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these Family Members and therefore should make them aware of the need to confer with you before they engage in transactions in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

1.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

3. 401(k) Plan: This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in any Company employee stock purchase plan (to the extent one or more of such plans exist) resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in or withdraw from the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

5.Dividend Reinvestment Plan: This Policy does not apply to purchases of Company Securities under any Company dividend reinvestment plan (to the extent one or more of such plans exist) resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in or withdraw from the plan or change your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE

Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading: Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). In addition, Section 16(b) of the Exchange Act generally prohibits officers and directors from engaging in such short-term trading. The rules on recovery of short-swing profits are absolute and do not depend on whether a person has material nonpublic information.

Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits directors, officers and other employees from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the General Counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.”

PRE-CLEARANCE & BLACKOUTS

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures: Directors, officers, accounting employees with the title of director or higher, investor relations employees who assist with earnings releases, legal department employees who assist with preparing SEC filings, any employees on the Company’s disclosure committee, and any persons designated by the Chief Financial Officer in consultation with legal counsel as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (“Designated Covered Persons”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer. To facilitate the process, the Company has prepared a pre-clearance form, attached hereto as Exhibit A, to be completed by the Designated Covered Person and provided to the Chief Financial Officer and General Counsel via email. A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction, and no such proposed transaction shall be effected without the approval of the Chief Financial Officer. The Chief Financial Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Financial Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions (i.e., any purchase and sale, or any sale and purchase, of any equity security of the Company (other than an exempted security) or a security-based swap agreement involving any such equity security) within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. For avoidance of doubt, any gifts of Company Securities should be reported on Form 4. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

If a person seeks pre-clearance and permission to engage in the transaction is granted, then such transaction must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the Chief Financial Officer following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the Chief Financial Officer.

Quarterly Blackout Periods: Designated Covered Persons may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy) during a “Blackout Period,” which begins on the tenth calendar day prior to the end of each fiscal quarter and ends after the close of trading on the second full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after the close of trading on the second full trading day following the public release of the Company’s quarterly earnings and ending ten calendar days prior to the close of the next fiscal quarter.

Event-Specific Blackout Periods: From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, such as a cybersecurity incident or proposed acquisition or disposition. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer may not engage in transactions in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Financial Officer in consultation with legal counsel, designated persons should refrain from engaging in transactions in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Chief Financial Officer may notify these persons that they should not engage in transactions in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Chief Financial Officer has not designated a particular individual as a person who should not engage in transactions due to an event-specific restriction, no one should engage in transactions while aware of material nonpublic information.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans”.

RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading allegations under federal law. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy. To comply with the Policy, a Rule

10b5-1 Plan must be approved by the Chief Financial Officer, in consultation with legal counsel, and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information about the Company or Company Securities. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that Rule 10b5-1 Plan.

Any Rule 10b5-1 Plan (or any subsequent modification or termination of an existing Rule 10b5-1 Plan) must be submitted for approval five days prior to the: (i) entry into, or (ii) modification or termination of, the Rule 10b5-1 Plan, as applicable. To facilitate the process, the Company has prepared a Rule 10b5-1 Plan Approval form, attached hereto as Exhibit B, to be completed by the person entering into the Rule 10b5-1 Plan and to provide said form to the Chief Financial Officer and General Counsel via email. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. After a Rule 10b5-1 Plan is approved, the person entering into the 10b5-1 Plan must wait for a cooling-off period to pass before the first trade is made under the Rule 10b5-1 Plan, the length of which will be determined by the General Counsel, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), with notice of such determination provided by the General Counsel to the Chair of the Audit Committee. Only one Rule 10b5-1 Plan should be in effect at any one time. Any Rule 10b5-1 Plans that would call for execution of a single trade are limited to one such plan in a consecutive 12-month period. Any modification of a Rule 10b5-1 Plan is the equivalent of entering into a new trading plan and cancelling the old trading plan. Company personnel seeking to establish, modify or cancel a Rule 10b5-1 Plan must contact the General Counsel.

APPLICABILITY OF THIS POLICY TO MATERIAL NONPUBLIC INFORMATION ABOUT OTHER COMPANIES

This Policy and the restrictions described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and disciplinary action, including termination of employment, may result from engaging in transactions based on inside information regarding the Company’s business partners. All employees should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance and Blackouts” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.

Punishment for insider trading violations is severe, and could include significant civil and criminal fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

MISCELLANEOUS

The Board reserves the right to amend this Policy from time to time in consultation with senior officers of the Company. If they do so, the Company will communicate through normal communications channels the substance of any such changes. Subject to the approval of the Chief Executive Officer, the Chief Financial Officer may delegate his or her responsibilities herein to the General Counsel.

COMPANY ASSISTANCE

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Chief Financial Officer, Anselm Wong, at [***] and copy the General Counsel, Elliot Kahler, at [***].

EXHIBIT A

JANUS INTERNATIONAL GROUP, INC.
PRE-CLEARANCE REQUEST FORM

To:    The Chief Financial Officer of Janus International Group, Inc. (the “Company”)
From:    ____________________________________
Re:    Proposed transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on or around______________ ____, 20_____ and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).

The general nature of the transaction is as follows (i.e., purchase of 10,000 shares of common stock, sale of stock as part of a broker-assisted cashless exercise of an option sale of 5,000 shares of common stock in connection with the cashless exercise of 25,000 stock options, etc.):

_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
The undersigned is not in possession of material nonpublic information (as defined in the Insider Trading Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of material nonpublic information about the Company between the date hereof and the proposed transaction execution date.
The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.
The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction and agrees to provide such information upon request.

Submitted by:

Signature:
Name:
Title:
Date:

Approved on    ___, 20___.

Signature:
Name:
Title:

EXHIBIT B

JANUS INTERNATIONAL GROUP, INC.
10b5-1 PLAN APPROVAL

To:    The Chief Financial Officer of Janus International Group, Inc. (the “Company”)
From:    ________________________
Re:    10b5-1 Plan Approval Request

This is to advise you that the undersigned desires to enter into the 10b5-1 Trading Plan attached hereto as Annex A (the “Plan”) and does hereby request that the Company approve the Plan as required by the Company’s Insider Trading Policy (the “Policy”).

The undersigned:

(i)is not in possession of material nonpublic information (as defined in the Insider Trading Policy) about the Company and its securities;

(ii)is adopting the Plan in good faith and not as a plan to evade the prohibitions of Rule 10b5-1; and

(iii)will act in good faith with respect to the Plan.

The undersigned has read and understands the Policy and agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect.

Submitted by:

Signature:
Name:
Title:
Date:

Approved on     ____, 20___.

Signature:
Name:
Title:

ANNEX A

10b5-1 PLAN